                                                                                                                                                         Pawel Piesiecki
                                        SLA

Service Level Agreement
For
Creating LIVE online fitness training website

                                                                                      Noida, INDIA
                                                                                                                                                   Phone: +91-120-4206342, Fax: +91-120-4206342
                                                                                                                                          Web: http://www.flexsin.com/, Email: info@flexsin.com

                             Release Date: March 10, 2014
          Prepared By: Amit
                                      (Manager - Business Development)

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA
Client Name	Mr. Pawel Piesiecki
Client address
Client contact details	Email Address: online.fitness@yandex.com Phone No: Skype:

Prepared By	Amit	Date	March 10, 2014

Document Revision History
Version No.	Date	Location of prepared/change	Changed By	Description/Reasons of Change
1.0	March 10, 2014	Flexsin	Amit Sharma	First Version

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA

Executive Summary

Idea is to create new website to offer LIVE Online and On Demand, fitness classes and personal training classes with nice and sleek design.
Users' ability:
■	Create profile to join website
■	Buy subscription package to join live fitness training classes
■	Check weekly live classes schedule with basic information (i.e. Day, timing, instructor detail with direct link to their profile, Class type )
■	Send request to view video on demand (Service accessible for paid members only)
■	View instructors listing

Website administrator:
The website administrator will have total control on the site associated elements such as content, videos and registered members' profiles.
■	Add each instructor's detail (Name, description, email ID/optional, Location, Image etc.)
■	Update weekly live classes schedule
■	Add videos under different categories
■	Ability to view registered users' account
■	Activate/deactivate users' account
■	Manage payment
■	Revise subscription package
■	Add live classes video codes

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA

Application Accessibility
This is a web based application and is accessible via web browser.
References:

1.	This website will be developed keeping in mind the reference website features and information exchanged through the emails.
a.	Reference website: http://www.flirtygirlfitnesslive.com/
Project Cost:

Total project cost	$2200
Time duration	One month and 15 working days
Support & Maintenance	2 months Free support and maintenance
Add-Ons	■SEO friendly layout ■Website will be validate on W3C standards

Project Milestones:

S.No.	Tasks	Amount (USD)
1	Initial Project Setup	$550
2	Designing & HTML Prototype	$550
3	Development & Module Integration 50% complete	$440
4	Development & Module Integration 100% complete	$440
5	Shift to Client Server	$220
Total Project Cost		$2200

Inputs required from client:

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA
• Logo, Graphics, content and Images
• 3rd party APIs to watch and play live videos training classes, payment transaction etc..

About Flexsin Technologies Private Limited
Flexsin Technologies (P) Limited is one of the fastest growing ISO 9001:2008 certified software development Company that strives to serve the web development, website design and SEO needs of our worldwide clients by embracing a business model that is distinctive and immensely productive. We provide software development, web Applications, website design, and search engine optimization (SEO), Pay per Click (PPC), internet marketing, strategic business Consulting, Ecommerce and ERP solutions.
Flexsin team has been tutored to work in co-ordination with clients whenever there is a need for communication with regard to the specific application being developed. The work environment that we provide to our employees is of the highest standards and has been set up with the best advice and vision. Flexsin has an experienced team of highly qualified professionals from reputed companies in IT industries. We make full use of proven and time tested techniques to ensure the timely and appropriate completion of each project while ensuring a high quality.
Our Objective
Develop and utilize innovative and creative products, services and concepts and provide total communication and information solutions to individuals and organizations.
Core businesses of the company are:
•	Web and Graphics Design
•	OS-Commerce /open sources application customization
•	Ecommerce Web Application Development
•	Flash Based Design and Animation
•	CMS Customization & Development
•	B2B and B2C Portal Development
•	Search Engine Optimization & Marketing
•	Pay Per Click Campaign Setup & Management
•	Website Maintenance and Support
©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA
•	Offshore IT & Strategic Business Consulting

Our Vision
To make Flexsin one of the best-known organizations in terms of infrastructure and skills as far as web solutions development and services are concerned. It is our continuous endeavor to provide the best possible services in the concerned domains and that too in a manner that is appreciable and satisfactory.
Our Strengths
We believe in value of integrity, honesty, loyalty and dedication. Custom designed software; prompt response and flexibility in execution are our forte.
Range of Services
•	Web Designing - Photoshop/Dream weaver/Flash -8
•	Web Development - PHP/MYSQL, ASP/SQL Server
•	CMS /Payment Gateway/Shopping Carts Solutions
•	Classified/Portal/directory/Blog Web Development
•	Web Brand Building & Strategic Business Solutions
•	Search Engine Marketing
•	Search Engine Optimization
•	Social Media Optimization
•	Press Release, Article, Blog SEO & Promotion
•	Pay per Click Campaign Setup & Management
•	Link building- Search Engine & Directory Submission
•	Google - Top 10 Ranking & PR Boosting Solutions
©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA

Development Process
We follow Agile model approach for developing Robust, Secure and Portable solutions. The development process follows seven distinct steps which helps us to create the best possible solutions on-time & within budget. The web designers and developers team closely work with SEO professionals to implement solutions in search engine friendly and user friendly manner achieving web branding, promotion, viable traffic, and web functionality to generate business through online web presence.
The Web Design/Development process follows the following steps:
1.	Client Consultation
2.	Initial Drafts and Sketches
3.	Photoshop Mock Up
4.	Finalize the Design
5.	Code into XHTML/CSS
6.	W3C Code / CSS validation
7.	PHP/MYSQL
8.	Testing & debugging

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA
Terms & Conditions:

·            Flexsin Technologies will commence work on the project on receipt of a signed copy of this document and after the release the payment toward first milestone Flexsin team will start work on the project in next 24 hours.
.            Flexsin staff will be working on the project/s in the normal business hours (Indian Standard time i.e. 09:30 am to 06:30 pm).
·            Flexsin Technologies will not provide any other workforce to client for this project. In case there is any requirement this would be agreed separately in a written agreement and will incur additional charges
·            Email communication with Flexsin Technologies would strictly be via the following emails:
a.            info@Flexsin.com
·            Instant Messengers IDs mentioned below:
a.            Google Talk: flexsin@gmail.com
b.            Skype ID: Flexsin
·            The Client is aware of Flexsin Technologies skill set and the projects assigned leverage these skills only
·            All the services under this agreement will be performed in India
·            If any new/additional skills are required, Client shall communicate the same to Flexsin Technologies and an action will be taken based on mutual consent and a revised agreement in writing.
·            Each party agrees not to disclose any Confidential Information to any third parties
·            Client will pay Flexsin Technologies for the services of the Staff as mentioned in the agreement
·            The payment will be made to Flexsin, in advance as a deposit, by the client. No refunds will be made for these deposits; however, unused balances may be applied towards future projects
·            For payment we will use a mutually agreed upon source
·            If a payment is overdue for 7 working days, Flexsin Technologies reserves the right to de-allocate the resources from the project(s) and terminate this agreement without any further communication
·            The estimates provided in the proposal are based on the requirements specified in the document. Any change in the requirements or delays in communication will have a direct impact on the cost of the project
·            Flexsin Technologies shall not be held liable to any person who may suffer loss or damage which may arise from their use of any information supplied by Client and contained in Client's website
·            Flexsin Technologies shall not be held liable for accuracy of any information supplied by the client and contained in Client's website
·            All content for the project is to be provided by the client
·            Email communication with Flexsin Technologies or the Flexsin Employee would ONLY be via the email: info@flexsin.com
·            The client agrees to the content mentioned in this document for the entire project. Any other discussion that is not mentioned in this document is not a part of the project. Any additional requirement/work will be considered as change in already agreed work scope and needs to be mutually agreed upon with additional clauses, both financial and work scope related
·            Client grants Flexsin Technologies the right to reference their company and web site as a client
·            Client also Assurances Flexsin Technologies limited rights of copyright; necessary to reproduce and display Client web pages electronically via the World Wide Web or as demonstrations and examples of the work done by Flexsin

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.

                                                                                                                                                         Pawel Piesiecki
                                        SLA
·            The services offered to the client are validated on current trends and prevailing industry standards. We will do all that is required within our limits to ensure work is carried out in a timely manner.
·            Please note, "search engines modify and update their algorithms" therefore it's not possible to Assurance any specific rank result for a keyword on any search engine. SEO process includes many redundant exercises over a period of time depending upon the website competitiveness. And at times results tend to deviate or fluctuate from the time ascribed to every milestone and Flexsin is not responsible for any such Flux, but will try its best to retain the best rankings and propel the rankings further
·            Our experience shows that good search result positions for many key phrases are achievable by devoting adequate time , resources and skill into achieving or maintaining such rankings, PR, indexing, links etc. Our initial proposal and subsequent suggestions to you outline these expectations & such realities that we feel are reasonable and based on the marketing goals of your website. In general, the work that we carry out for you will be detailed with advance expectations set forth and confirmed by you, before they are implemented by us.
·            In case the website is already under any search engine penalties, then there is no assurance of the results. Flexsin team will be working on the project with their best skills to get best possible results as per the current circumstances.
·            Flexsin is not responsible for the project deliverables if the client does make any changes on the website without any intimation, or overrides the SEO work implemented on the website during promotional campaign with Flexsin.
·            Flexsin does not assure any search results, if the website has any duplicate content, mirror image of any other website, or similar website design structure, or something already implemented that is violating search engine guidelines.

©2012 Flexsin Technologies (P) Ltd
 Confidential Document. Reproduction or duplication prohibited.